Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International:
We consent to the incorporation by reference in the Registration Statements No. 333-125289, No. 333-157050 and No. 333-201929 on Form S-8 of Brinker International, Inc. of our report dated May 21, 2015, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Brinker International 401(k) Savings Plan.

/s/ Whitley Penn LLP

Dallas, Texas
May 21, 2015

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